Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (No. 333-159086 and No. 333-182068) on Form S-8, Registration Statements (No. 333-158266 and No. 333-179518) on Form S-3, Registration Statement (No. 333-154717) on Post Effective Amendment No. 1 to Form S-1 on Form S-3, and Registration Statement (No. 333-177343) on Form S-4 of Heckmann Corporation of our reports dated March 5, 2012 and April 13, 2010, relating to our audits of the consolidated financial statements of TFI Holdings, Inc. and Subsidiaries as of and for the years ended December 31, 2011, 2010, and 2009, which is included in the Current Report on Form 8-K dated March 22, 2012, which is incorporated in this annual report on Form 10-K of Heckmann Corporation.

/s/ McGladrey LLP

Phoenix, Arizona

March 18, 2013